FOR IMMEDIATE RELEASE                   FOR INFORMATION CONTACT:
                                        Insignia Financial Group, Inc.
                                        James A. Aston
                                        (864) 239-1661

         Insignia Closes $275 Million Amended Revolving Credit Facility

     Greenville, SC, March 20, 1997 - Insignia Financial Group, Inc. (NYSE:IFS) announced today that it had successfully completed the amendment to its revolving credit facility, increasing the credit limit to $275 million from $200 million, with an expansion ability to further increase the line to $300 million as the need arises. The amended revolving credit facility involves a syndicate of 14 national and international financial institutions, including two new participants to the syndicate. Insignia currently has $43 million outstanding under this credit facility.

     Andrew L. Farkas, Chairman, Chief Executive Officer and President of Insignia, said, " The ability to increase the size of our credit facility by up to 50% is important in several respects. First, it clearly reflects the sense on behalf of the lending community that Insignia's businesses are maturing and that the Company is becoming increasingly more creditworthy. Second, given the fact that our objective was to increase the size of the facility from $200 million to $250 and, as a result of oversubscription we were able to upsize further to up to $300 million, we have demonstrated an ability to appeal to a broad range of lenders. Finally, this $300 million facility, combined with our current cash position, places us in a position where we have the ability to grow our Company, without further shareholder dilution, with more "dry powder" than we have ever had at any one given moment in time in the history of the Company."

     In addition to the increased line, the amendment also provides for a reduction in the drawn and undrawn pricing of the revolver. This pricing grid provides the opportunity for varying pricing levels in the commitment fee and the interest rate margin based on ratings obtained from Standard & Poors as well as Moody's. Based on the Company's ratings, the facility will bear interest at the annual rate of either prime plus 50 basis points or LIBOR plus 175 basis points, at Insignia's option.

     First Union Capital Markets Corp. and Lehman Commercial Paper Inc. are the principal agents for the syndicate. Other participants are: Bank of America, Credit Lyonnais, Dresdner Bank AG, First National Bank of Boston, NationsBank, N.A., The Bank of New York, BHF- Bank, Creditanstalt Bankverein, The Royal Bank of Scotland plc, The Sumitomo Bank, Kredietbank NV, and National Bank of South Carolina.

     Insignia Financial Group, Inc. is a full service real estate service organization performing property management, commercial and retail leasing, tenant representation, real estate consulting, investor services, partnership administration, and real estate brokerage services for various types of property owners, including approximately 900 limited partnerships. Insignia commenced operations in December 1990 and since then has grown to provide property and/or asset management services for over 2,400 properties which include approximately 265,000 residential units and approximately 110 million square feet of commercial space, located in over 500 cities in 48 states.